EXECUTION VERSION
MORTGAGE SALE, CONTRIBUTION AND SERVICING AGREEMENT

Dated as of January 29, 2010

Among

COUNTRYPLACE MORTGAGE HOLDINGS, LLC,

COUNTRYPLACE MORTGAGE, LTD.,
as Seller and Servicer

and

VIRGO SERVICE COMPANY LLC
as Credit Agreement Agent

TABLE OF CONTENTS

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TABLE OF CONTENTS

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SALE, CONTRIBUTION AND SERVICING AGREEMENT, dated as of January 29, 2010 (this “Agreement”), among CountryPlace Mortgage, Ltd., a Texas limited partnership (“CPM”), as the seller and the servicer, CountryPlace Mortgage Holdings, LLC, a Delaware limited liability company (“Mortgage SPV”), and VIRGO SERVICE COMPANY LLC, a Delaware limited liability company, as administrative agent and as collateral agent under the Credit Agreement (defined below) (in such capacity, “Credit Agreement Agent”).

WITNESSETH:

WHEREAS, CPM owns certain manufactured housing installment sales contracts and mortgages that it wishes to transfer, along with certain related property, to Mortgage SPV, and Mortgage SPV wishes to purchase such property from CPM;

WHEREAS, Mortgage SPV wishes to engage CPM to continue to service such Contracts (as defined in Section 1.2) after the transfer affected hereby;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1           General.

For the purpose of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article I include the plural as well as the singular, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Section references refer to Sections of the Agreement.

SECTION 1.2           Specific Terms.

For purposes of this Agreement, the following terms shall have the following definitions:

“Affiliate” of any specified Person means any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Average Sixty-Day Delinquency Ratio” means, as of any date of determination, the arithmetic average of the Sixty-Day Delinquency Ratios as of such date and for the two months immediately preceding the month in which such date of determination falls.

“Business Day” means any day other than (a) a Saturday or a Sunday, or (b) a day on which banking institutions in the State of New York or Texas are authorized or obligated by law, executive order or governmental decree to be closed.

“Chattel Contract” means a Contract that is not secured by a mortgage on real estate on which the related Manufactured Home is situated, and which Manufactured Home is not considered or classified as part of the real estate under the laws of the jurisdiction in which it is located.

“Closing Date” means the date on which the conditions set forth in Section 2.2 are satisfied or waived by Mortgage SPV and Credit Agreement Agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Security” means, with respect to any Contract, (i) the security interests granted by or on behalf of the related Obligor with respect thereto, including a first priority perfected security interest in the related Manufactured Home, (ii) all other security interests, mortgages, liens and property subject thereto from time to time purporting to secure payment of such Contract, whether pursuant to the agreement giving rise to such Contract or otherwise, together with all financing statements signed by the Obligor describing any collateral securing such Contract, (iii) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Contract whether pursuant to the agreement giving rise to such Contract or otherwise, and (iv) all records in respect of such Contract.

“Collection Account” means, subject to Section 7.6, the Eligible Account established and maintained pursuant to Section 5.5.

“Computer Tape” means the computer tape generated by the Seller which provides information relating to the Contracts and which was used by the Seller in selecting the Contracts, and includes the master file and the history file.

“Contract File” means, as to each Contract, other than a Land-and-Home Contract:

(a) the fully executed original copy of the Contract and security agreement (if separate), and all modifications thereto, executed by the Obligor evidencing indebtedness in connection with the purchase of a Manufactured Home, assigned in blank by the Seller (which may be by blanket assignment);

(b) the originals of all assumptions, modifications, consolidation or extension agreements, if any, signed by the Obligor, with evidence of recording thereon, if applicable, or copies thereof with a certification that such copy represents a true and correct copy of the original and that such original has been submitted for recordation, if applicable, in the appropriate governmental recording office of the jurisdiction in which the Manufactured Home is located;

(c) either (i) the original title document for the related Manufactured Home or (ii) a duplicate certified by the appropriate governmental authority which issued the original thereof or the application for such title document;

(d) evidence of one or more of the following types of perfection of the security interest in the related Manufactured Home granted by such Contract, as appropriate: (i) notation of such security interest on the title document or (ii) an original or copy of the UCC-1 financing statements, certified as true and correct by the Seller and all necessary UCC-3 continuation statements with evidence of filing thereon or copies thereof certified by the Seller to have been sent for filing, and UCC-3 assignments executed by the Seller in blank, which UCC-3 assignments shall be in form and substance acceptable for filing;

(e) an original notarized Obligor’s power of attorney for each Contract, signed by the Obligor;

(f) insurance certificates or other evidence of the issuance of insurance;

(g) the original of any guarantee executed in connection with the Contract, if any;

(h) the loan transfer agreement, if any, from the originator of such Contract to the Seller; and

(i) evidence of any other collateral security, if any.

“Contract Rate” means, with respect to any particular Contract, the rate of interest specified in that Contract and computed on a “simple interest” basis, as specified in the related Contract.

“Contracts” means the manufactured housing installment sales contracts and installment loan agreements, including any Land-and-Home Contracts, listed on the List of Contracts and includes, without limitation, all related security interests and any and all rights to receive payments which are due pursuant thereto after the applicable Cut-off Date, but excluding any rights to receive payments which are due pursuant thereto on or before the applicable Cut-off Date.

“Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among Countryplace Acceptance Corporation, a Nevada corporation, CPM, Mortgage SPV, Palm Harbor Homes, Inc., a Florida corporation, Countryplace Acceptance G.P., LLC, a Texas limited liability company, Countryplace Acceptance L.P., LLC, a Delaware limited liability company, the lenders party thereto and Virgo Service Company LLC, a Delaware limited liability company, as administrative agent and collateral agent for such lenders, as the same may be from time to time amended, restated, supplemented or otherwise modified, refinanced or replaced.

“Credit Agreement Agent Report” means the report prepared for Credit Agreement Agent containing the information described in Section 6.1(b).

“Cumulative Realized Losses” means, as of any date of determination, the sum of the Realized Losses for such date of determination and each preceding month since the Cut-off Date.

“Cumulative Realized Losses Test” means, to be considered “satisfied” for any date of determination:

(i)           if such date occurs between the Closing Date and December 31, 2010 (inclusive), that the Cumulative Realized Losses as of such date are less than or equal to 6.5 % of the Cut-off Date Pool Principal Balance;

(ii)          if such date occurs between January 1, 2011 and December 31, 2011 (inclusive), that the Cumulative Realized Losses as of such date are less than or equal to 8.0% of the Cut-off Date Pool Principal Balance;

(iii)         if such date occurs between January 1, 2012 and December 31, 2012 (inclusive), that the Cumulative Realized Losses as of such date are less than or equal to 8.5 % of the Cut-off Date Pool Principal Balance; and

(iv)         if such date occurs on or after January1, 2013, that the Cumulative Realized Losses as of such date are less than or equal to 10.0% of the Cut-off Date Pool Principal Balance.

 “Current Realized Loss Ratio” means, as of any date of determination, a fraction, expressed as a percentage, (a) the numerator of which is (i) the aggregate Realized Losses for such date of determination and for the two months immediately preceding the period so covered, multiplied by (ii) four, and (b) the denominator of which is the arithmetic average of (i) the Pool Principal Balance as of the third preceding distribution date and (ii) the Pool Principal Balance as of such date of determination.

 “Cut-off Date” means, with respect to each Contract other than an Eligible Substitute Contract, the opening of business on January 26, 2010, and with respect to each Eligible Substitute Contract, the date of substitution.

“Cut-off Date Pool Principal Balance” means the aggregate of the Cut-off Date Principal Balances of the Contracts.

“Cut-off Date Principal Balance” means, as to any Contract, the unpaid principal balance thereof at the Cut-off Date.

“Defaulted Contract” means (i) any Contract with respect to which the Servicer commenced repossession or foreclosure procedures, made a sale of such Contract to a third party for repossession, foreclosure or other enforcement, or (ii) a Chattel Contract or a Land-and-Home Contract with respect to which any payment was Delinquent 360 or more days or 180 days after the date of repossession of the related Manufactured Home, excluding in such case any Contract deemed delinquent solely because the Obligor’s required monthly payment was reduced as a result of bankruptcy or similar proceedings.

“Delinquent” means the period of delinquency based on the number of days Scheduled Payments are contractually past due (assuming 30-day months).  Consequently, Scheduled Payments on a Contract due on the first day of the month are not 30 days Delinquent until the first day of the next month.

“Due Date” means, as to any Contract, the date of the month on which the Scheduled Payment for such Contract is due.

“Electronic Ledger” means the electronic master record of installment sale contracts and installment loan agreements of the Seller.

“Eligible Account” an account of the Servicer (or Successor Servicer, as applicable) and Mortgage SPV, held at a financial institution approved by Credit Agreement Agent and which is subject to a Control Agreement (as defined in the Credit Agreement).

“Eligible Substitute Contract” means, as to any Replaced Contract for which such Eligible Substitute Contract is being substituted pursuant to Section 3.5(b), a Contract that:

(a) as of the date of its substitution, satisfies all of the representations and warranties (which, except when expressly stated to be as of origination, shall be deemed to be determined as of the date of its substitution rather than as of the Cut-off Date or the Closing Date) in Section 3.2 and does not cause any of the representations and warranties in Section 3.3, after giving effect to such substitution, to be incorrect;

(b) as of the date of such substitution, has a Principal Balance that is not greater than the Principal Balance of such Replaced Contract;

(c) has a Contract Rate that is at least equal to the Contract Rate of such Replaced Contract;

(d) has a remaining term to scheduled maturity that is not greater than the remaining term to scheduled maturity of the Replaced Contract;

(e) is a Land-and-Home Contract if the Replaced Contract is a Land-and-Home Contract and is otherwise secured by a Manufactured Home that is similar in type and value to the collateral serving the Replaced Contract; and

(f) is acceptable to Credit Agreement Agent.

If more than one Contract is being substituted pursuant to Section 3.5(b) for more than one Replaced Contract on a particular date, then the conditions specified above (other than those in clause (c), (d) or (e) above, shall be applied to the Contracts being substituted, in the aggregate, and the Replaced Contracts, in the aggregate.

“Errors and Omissions Protection Policy” means the employee errors and omissions policy maintained by the Servicer or any similar replacement policy covering errors and omissions by the Servicer’s employees, and meeting the requirements of Section 5.10, all as such policy relates to Contracts comprising a portion of the Transferred Property.

“Event of Termination” has the meaning assigned in Section 7.1.

“Fidelity Bond” means the fidelity bond maintained by the Servicer or any similar replacement bond, meeting the requirements of Section 5.10, as such bond relates to Contracts comprising Transferred Property.

“Hazard Insurance Policy” means, with respect to each Contract, the policy of fire and extended coverage insurance required to be maintained for the related Manufactured Home, as provided in Section 5.10, and which, as provided in Section 5.10, may be a blanket mortgage impairment policy maintained by the Servicer in accordance with the terms and conditions of Section 5.10.

“Insurance Proceeds” means proceeds paid by any insurer pursuant to any insurance policy or contract related to a Contract.

“Land-and-Home Contract” means a Contract that is secured by a mortgage on real estate on which the related Manufactured Home is situated, and which Manufactured Home is considered or classified as part of the real estate under the laws of the jurisdiction in which it is located.

“Land-and-Home Contract File” means, as to each Land-and-Home Contract, (a) the fully executed original copy of the Land-and-Home Contract and security agreement (if separate), and all modifications thereto, executed by the Obligor evidencing indebtedness in connection with the purchase of a Manufactured Home, assigned in blank by the Seller; (b) the original related, Mortgage with evidence of recording thereon (or, if the original Mortgage has not yet been returned by the applicable recording office, a copy thereof, certified by such recording office, which will be replaced by the original Mortgage when it is so returned) and any title policy, commitment or other title document for the related Manufactured Home; (c) the assignment of the Land-and-Home Contract and the related Mortgage from the originator to the Seller; (d) an endorsement of such Land-and-Home Contract by the Seller to Mortgage SPV or in blank; (e) an assignment of the related Mortgage to Mortgage SPV or in blank; and (f) the originals of all assumptions, modifications, consolidation or extension agreements, if any, signed by the Obligor, with evidence of recording thereon, if applicable, or copies thereof with a certification that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction in which the Manufactured Home is located.

“Liquidated Contract” means (i) any Defaulted Contract described in clause (i) of the definition thereof, as to which the Servicer has determined that all amounts which it expects to recover from or on account of such Contract have been recovered; provided that the related Manufactured Home and, in the case of Land-and-Home Contracts, Mortgaged Property, have been realized upon and disposed of and the proceeds of such disposition have been received and (ii) without duplication, any Defaulted Contract described in clause (ii) or (iii) of the definition thereof.

“Liquidation Expenses” means out-of-pocket expenses (exclusive of any overhead expenses) which are incurred by the Servicer in connection with the liquidation of any defaulted Contract and any unreimbursed Servicing Advances with respect thereto, on or prior to the date on which the related Manufactured Home and, in the case of Land-and-Home Contracts, Mortgaged Property, are disposed of, including, without limitation, legal fees and bankruptcy expenses, and any related and unreimbursed expenditures for property taxes, property preservation or restoration of the property to marketable condition.

“Liquidation Proceeds” means cash (including Insurance Proceeds) received in connection with the liquidation of defaulted Contracts, whether through repossession, foreclosure sale or otherwise, including any rental income realized from the repossessed Manufactured Home.

“List of Contracts” means the list identifying each Contract constituting Transferred Property, which list is attached hereto as Schedule 1, as such lists may be amended from time to time pursuant to Section 2.2 or 3.5(b).  The List of Contracts shall set forth as to each Contract identified on it (i) the Cut-off Date Principal Balance (or if such Contract is an Eligible Substitute Contract, the Principal Balance of such Contract as of the date of substitution), (ii) the amount of monthly payments due from the Obligor, (iii) the Contract Rate, (iv) the maturity date, (v) if such Contract is a Land-and-Home Contract, (vi) the remaining term to maturity, (vii) whether the Contract is a Specified Contract; and (viii) if such Contract is a Specified Contract, the reason why such Contract constitutes a Specified Contract (including notation of under which clause of the definition of Specified Contract applies thereto).

“Manufactured Home” means a unit of manufactured housing, modular or sidebuilt home, including all accessions thereto, securing the indebtedness of the Obligor under the related Contract.

“Monthly Servicing Fee” means, as of any date of determination, one-twelfth of the product of 1 ¼% and the Pool Principal Balance as of the first day of the month in which such date of determination falls.

“Mortgage” means the mortgage, deed of trust, security deed or similar evidence of lien, creating a first lien on an estate in fee simple in the real property securing a Land-and-Home Contract.

“Mortgaged Property” means the property subject to the lien of a Mortgage.

“Net Liquidation Loss” means in respect of any date of determination, (i) as to a Liquidated Contract as defined in clause (i) of the definition thereof, the amount, if any, by which the outstanding principal balance of such Liquidated Contract exceeds the Net Liquidation Proceeds for such Liquidated Contract, or, without duplication; (ii) as to a Liquidated Contract that is a Land-and-Home Contract that is considered a Liquidated Contract under clause (ii) of the definition thereof, the amount equal to 50% of the outstanding principal balance of such Liquidated Contract; provided however, that upon the sale or other disposition of such Land-and-Home Contract (x) if the Liquidation Proceeds from such disposition are less than 50% of the outstanding principal balance of such Liquidated Contract, Net Liquidation Loss with respect to such Contract and the next determination date immediately following the disposition will be increased by an amount equal to the difference between 50% of the outstanding principal balance of such Liquidated Contract and the Liquidation Proceeds of such Contract, and (y) if the Liquidation Proceeds from such disposition exceed 50% of the outstanding principal balance of such Liquidated Contract, Net Liquidation Loss with respect to such Contract and the next determination date immediately following the disposition will be decreased by an amount equal to the difference between the Liquidation Proceeds of such Contract and 50% of the outstanding principal balance of such Liquidated Contract; or without duplication; (iii) as to the definition thereof, the amount equal to the outstanding principal balance of such Liquidated Contract; provided however that upon the sale or other disposition of such Chattel Contract, the Net Liquidation Loss with respect to such Contract and the next determination date immediately following the disposition will be decreased by an amount equal to the Liquidation Proceeds realized on such Contract.

“Net Liquidation Proceeds” means, as to a Liquidated Contract, all Liquidation Proceeds received on or prior to the last day of the month in which such Contract became a Liquidated Contract, net of Liquidation Expenses.

“Nonrecoverable Advance” means any advance made by the Servicer pursuant to Section 5.10, 5.11 or 5.14 which are not recovered by the Servicer from Liquidation Proceeds on the related Contract.  In determining whether an advance is or will be nonrecoverable, the Servicer need not take into account that it might receive any amounts in a deficiency judgment.  The determination by the Servicer that any advance is, or if made would constitute, a Nonrecoverable Advance, shall be evidenced by a certificate of a Servicing Officer of the Servicer delivered to Mortgage SPV stating the reasons for such determination.

“Obligor” means each Person who is indebted under a Contract.

“Outstanding” means with respect to any Contract as to the time of reference thereto, a Contract that has not been fully prepaid, has not become a Liquidated Contract and has not been purchased pursuant to Section 3.5 prior to the time of reference.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pool Stratification” means the list attached hereto as Schedule 2, as such lists may be amended from time to time pursuant to Section 2.2 and 3.5(b).  The Pool Stratification as of any date shall set forth, as to all Contracts on the List of Contracts as of such date, in the aggregate, all of the information set forth on the Pool Stratification attached hereto as Schedule 2 on the date hereof.

 “Pool Principal Balance” means, as of any date of determination, the aggregate Principal Balance, as of the first day of the month in which such date of determination falls, of all Contracts Outstanding as of the first day of such month.

“Principal Balance” means, as to any Contract and any date of determination, the related Cut-off Date Principal Balance, minus all collections credited against the Principal Balance of such Contract after the Cut-off Date and prior to such date of determination.  For purposes of this definition, a Liquidated Contract shall be deemed to have a Principal Balance equal to the Principal Balance of the related Contract immediately prior to the final recovery of related Liquidation Proceeds, and a Principal Balance of zero thereafter.

“Principal Prepayment” means a payment or other recovery of principal which is received in advance of its Due Date and applied to reduce the outstanding principal amount due on such Contract prior to the date or dates on which such principal amount is due.

“Realized Losses” means, as of any date of determination, the aggregate Net Liquidation Losses of all Contracts that became Liquidated Contracts during the immediately preceding month.

“Replaced Contract” has the meaning assigned in Section 3.5(b).

“Repurchase Price” means, with respect to a Contract to be repurchased pursuant to Section 3.5, an amount equal to (a) the Principal Balance of such Contract on the date of repurchase, plus (b) interest on such Principal Balance, at the Contract Rate from the last day with respect to which the Obligor made a payment through the date of repurchase, plus (c) if the Servicer is no longer CPM, any unreimbursed Servicing Advances with respect to such Contract, plus (d) the amount of any penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses incurred by or imposed on Mortgage SPV or Credit Agreement Agent or with respect to which Mortgage SPV or Credit Agreement Agent is liable arising from a breach by the Seller of its representations and warranties in connection with any violation with respect to such Contract of any predatory or abusive lending law.

“Scheduled Payment” means, as to each Contract, the scheduled monthly payment of principal and interest required to be made by an Obligor on the related Contract.

“Seller” means CPM, as transferor of the Contracts hereunder.

“Service Transfer” has the meaning set forth in Section 7.2(a).

“Servicer” means CPM, as servicer hereunder, and following the appointment of any new servicer pursuant to Article VII, such Person in such capacity.

“Servicing Advances” means the reasonable “out-of-pocket” costs and expenses incurred by the Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event.

“Servicing Officer” means any officer of the Servicer involved in, or responsible for, the administration and servicing of Contracts whose name appears on a list of servicing officers appearing in an officer’s certificate furnished to Mortgage SPV and Credit Agreement Agent by the Servicer, as the same may be amended from time to time.

“Sixty-Day Delinquency Ratio” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the aggregate of the outstanding balances of all Contracts that were Delinquent 60 days or more as of the first day of the month in which such date of determination falls (including Contracts in respect of which the related Manufactured Homes have been repossessed but are still in inventory), and the denominator of which is the Pool Principal Balance as of such date of determination.

“Specified Contract” means (i) a Contract under which Delinquent payments are outstanding for more than 60 days, (ii) any Defaulted Contract and (iii) any Contract with respect to which litigation is pending or the relevant Obligor is the subject of bankruptcy proceedings.

“Substitution Date” means the date of each repurchase pursuant to Section 3.5(a), or substitution pursuant to Section 3.5(b).

“Successor Servicer” has the meaning set forth in Section 7.2(a).

 “Transferred Property” means the property conveyed pursuant to Section 2.1(a), excluding any Replaced Contracts (and all other property described in Section 2.1(a) with respect to such Replaced Contracts) and including all Eligible Substitute Contracts substituted pursuant to Section 3.6(b) (and all other property described in Section 2.1(a) with respect to such Eligible Substitute Contracts).

“Trigger Event” means any of the following as of any date of determination:

(a)           the Average Sixty-Day Delinquency Ratio shall exceed 10.0%;

(b)           the Current Realized Loss Ratio shall exceed 9.0%  prior to and including the first anniversary of the Closing Date (as defined in the Credit Agreement) and 5.0% thereafter;

(c)           the Cumulative Realized Losses Test is not satisfied.

“Weighted Average Net Contract Rate” means, as of any date of determination, the per annum rate equal to the weighted average (determined by Principal Balance) of the Contract Rates of all Contracts that were outstanding on the last day of the calendar month immediately preceding the month in which such date of determination falls.

ARTICLE II
TRANSFER OF CONTRACTS; CLOSING

SECTION 2.1           Sale and Contribution of Transferred Property.

(a)           CPM, as Seller, as of the Closing Date, hereby transfers, assigns, delivers, sells, contributes, sets over and otherwise conveys to Mortgage SPV all of Seller’s right, title and interest in and to the following, whether now existing or hereafter acquired and wherever located: (1) each Contract (including without limitation any Eligible Substitute Contract) and any related Mortgage, including without limitation all right, title and interest in and to the Collateral Security, including without limitation all rights to receive payments on or with respect to the Contracts, (2) every Hazard Insurance Policy relating to a Manufactured Home securing a Contract for the benefit of the creditor of such Contract, (3) the proceeds from the Errors and Omissions Protection Policy and all rights under any blanket hazard insurance policy to the extent they relate to the Manufactured Homes, (4) all documents contained in the Contract Files and the Land-and-Home Contract Files, (5) the Collection Account and all money, funds or investment property held therein, and (6) all proceeds and products of or in any way derived from any of the foregoing.

(b)           Although the parties intend that the conveyance of Seller’s right, title and interest in and to the Transferred Property pursuant to this Agreement shall constitute a purchase and sale and not a pledge of security for loans from Mortgage SPV, it is the intent of this Agreement that if such conveyances are deemed to be a pledge of security for loans from Mortgage SPV or any other Persons (the “Secured Obligations”), the parties intend that the rights and obligations of the parties to the Secured Obligations shall be established pursuant to the terms of this Agreement.  The parties also intend and agree that Seller shall be deemed to have granted to Mortgage SPV, and Seller does hereby grant to Mortgage SPV, a perfected first-priority security interest in the Transferred Property and all proceeds thereof, to secure the Secured Obligations, and that this Agreement shall constitute a security agreement under applicable law.

SECTION 2.2           Conditions to the Closing.

On or before the Closing Date, unless a condition is waived by Mortgage SPV and Credit Agreement Agent, the Seller shall deliver or cause to be delivered the following documents to Mortgage SPV:

(a)           Any update to the List of Contracts or the Pool Stratification.

(b)           Copies of resolutions of the board of directors of the Seller, or of the executive committee of the board of directors of the Seller, approving the execution, delivery and performance of this Agreement, the transactions contemplated hereunder, certified in each case by the secretary or an assistant secretary of the Seller.

(c)           Officially certified recent evidence of existence and tax status of the Seller under the laws of the State of Texas.

(d)           Evidence of filing of (i) a UCC-l financing statement, naming the Seller as debtor, naming Mortgage SPV as secured party, listing the Transferred Property as collateral, and indicating that such UCC-1 evidences a sale, with the Secretary of State of Texas and (ii) a UCC-l financing statement, naming the Seller as debtor, naming Mortgage SPV as secured party and listing the Transferred Property as collateral, with the Secretary of State of Texas.

(e)           The Contract File or the Land-and-Home Contract File, as applicable.

(f)           A bill of sale and assignment executed by the Seller substantially in the form of Exhibit A.

(g)           A certificate of an officer of Servicer listing the Servicer’s Servicing Officers.

(h)           Evidence of deposit in the Collection Account of all funds received with respect to the Contracts after the Cut-off Date and prior to the Closing Date, together with a certificate of an officer of Servicer to the effect that such amount is correct.

(i)           A favorable opinion of counsel to the Seller, covering such matters as Mortgage SPV or Credit Agreement Agent may request.

(j)           A Control Agreement (as defined in the Credit Agreement) with respect to the Collection Account, executed and delivered by Mortgage SPV, the Servicer, Credit Agreement Agent and the relevant financial institution where the Collection Account is held.

(k)          Any other documents, opinions or certificates that Mortgage SPV or Credit Agreement Agent may reasonably request.

SECTION 2.3           Obligations of Seller.

(a)           The Seller shall, not later than the Closing Date, indicate in its books and records or electronic systems that the Transferred Property has been sold to Mortgage SPV pursuant to this Agreement.

(b)           If Mortgage SPV discovers a breach of the representations or warranties set forth in Section 3.2, 3.3 or 3.4, the Seller shall promptly cure such breach or repurchase or replace such Contract pursuant to Section 3.5.  If the Seller is given written notice that a Contract File or a Land-and-Home Contract File is defective or incomplete, and if the Seller does not correct or cure such omission or defect within 90 days, the Seller shall purchase such Contract from Mortgage SPV pursuant to Section 3.5 if such defect materially adversely affects the interests of Mortgage SPV or Credit Agreement Agent (as determined by the Credit Agreement Agent in its sole discretion).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.1           Representations and Warranties By the Seller and the Servicer.

Each of the Seller and the Servicer represent and warrants, effective on the Closing Date, that:

(a)           Organization and Good Standing.  It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the power to own its assets and to transact the business in which it is currently engaged.  It is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or other).

(b)           Authorization; Binding Obligations.  It has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.  When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Seller and the Servicer enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(c)           No Consent Required.  It is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(d)           No Violations.  The execution, delivery and performance of this Agreement by the Seller and the Servicer will not violate any provision of any existing law or regulation or any order or decree of any court or its organizational documents, or constitute a material breach of any mortgage, indenture, contract or other agreement to which it is a party or by which it may be bound.

(e)           Litigation.  No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Seller or the Servicer threatened, against it or any of its properties (other than Specified Contracts described in clause (iii) of the definition thereof), or with respect to this Agreement which, if adversely determined, could reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

(f)           Licensing.  It, or an affiliate, is duly registered as a finance company in each state in which Contracts were originated, to the extent such registration is required by applicable law.  The Servicer is duly licensed in each state in which it services the Contracts, to the extent such license is required by applicable law.

(g)           No Misstatements or Omissions.  No certificate of an officer, statement furnished in writing or report delivered pursuant to the terms hereof by the Seller or the Servicer contains any untrue statement of a material fact or omits to state any material fact necessary to make the certificate, statement or report not misleading.

(h)           Ordinary Course of Business.  The transactions contemplated by this Agreement are in the ordinary course of its business.

(i)           Solvency.  Neither the Seller nor the Servicer is insolvent, nor will the Seller or the Servicer be made insolvent by the transfer of the Contracts, nor is the Seller or the Servicer aware of any pending insolvency.

(j)           Collection Practices.  The collection practices used by the Servicer with respect to the Contracts have been, in all material respects, legal, proper, prudent and customary in the manufactured housing servicing business and in accordance with the servicing standard set forth in Section 5.1.

(k)           Monthly Servicing Fee.  The Servicer believes that the Monthly Servicing Fee provides a reasonable level of base compensation to the Servicer for servicing the Contracts on the terms set forth herein.

(l)           Good Faith; No Adverse Claim.  The Seller is not transferring the Contracts with any intent to hinder, delay or defraud any of its creditors.  The Seller acquired title to the Contracts in good faith, without notice of any adverse claim.

SECTION 3.2           Representations and Warranties Regarding Each Contract.

The Seller represents and warrants with respect to each Contract, as of the Closing Date and each Substitution Date, that:

(a)           List of Contracts.  The information set forth in the most recently delivered List of Contracts is true and correct.

(b)           Payments.  As of the Cut-off Date, in the case of (i) any Contract other than any Specified Contract, the most recent Scheduled Payment was made by or on behalf of the Obligor (without any advance from the Seller or any Person acting at the request of the Seller) or was not past due for more than 60 days and (ii) any Specified Contract, all current payment delinquencies thereunder are set forth on Schedule 3.

(c)           No Waivers.  The terms of the Contract have not been waived, altered or modified in any respect, except by instruments or documents identified in the Contract File or Land-and-Home Contract File, as applicable.

(d)           Binding Obligation.  The Contract is the legal, valid and binding obligation of the Obligor thereunder and is enforceable in accordance with its terms, except as such enforceability may be limited by laws affecting the enforcement of creditors’ rights generally or by general equity principles.

(e)           No Defenses.  The Contract is not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of the Contract or the exercise of any right thereunder will not render the Contract unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto.

(f)           Insurance Coverage.  The Manufactured Home securing the Contract is covered by a Hazard Insurance Policy in the amount required by Section 5.10.  With respect to any Contract, the Seller has obtained: (a) a statement from the Obligor’s insurance agent that the Manufactured Home was, at the time of origination of the Contract, not in a federally designated special flood hazard area; or (b) evidence that, at the time of origination, flood insurance was in effect, which coverage is at least equal to that required by Section 5.10 or such lesser coverage as may be available under the federal flood insurance program.  All premiums due as of the Closing Date on such insurance have been paid in full.

(g)           Origination.  The Contract was originated by a manufactured housing dealer acting in the regular course of its business and purchased by the Seller in the ordinary course or its business or was originated or acquired by the Seller directly, in the ordinary course of its business.

(h)           Lawful Assignment.  The Contract was not originated in and is not subject to the laws of any jurisdiction whose laws would make the transfer of the Contract pursuant to this Agreement unlawful, or the ownership of the Contract by Mortgage SPV, unlawful or render the Contract unenforceable.  The Seller has received all consents and approvals necessary under the terms of the Contract to or of the transfer of the Contract to Mortgage SPV.

(i)           Compliance with Law.  At the date of origination of the Contract and as of the Closing Date, the Contract, as cured when required, complies with all requirements of all applicable law, including, without limitation, all applicable federal, state and local predatory and abusive lending laws.

(j)           Contract in Force.  The Contract has not been satisfied or subordinated in whole or in part or rescinded, and the Manufactured Home securing the Contract has not been released from the lien of the Contract in whole or in part.

(k)           Valid Security Interest.  Each Contract (other than the Land-and-Home Contracts) creates a valid and enforceable perfected first priority security interest in favor of the Seller in the Manufactured Home covered thereby as security for payment of the Cut-off Date Principal Balance of such Contract.  The Seller has assigned all of its right, title and interest in such Contract, including the security interest in the Manufactured Home covered thereby, to Mortgage SPV.  Upon execution of this Agreement, Mortgage SPV will own each Contract free of any lien and will have a valid and perfected and enforceable first priority security interest in such Contract and Manufactured Home.

(i)           Each Mortgage (other than those specified as second lien mortgages on Schedule 4) is a valid first lien in favor of the Seller on real property securing the amount owed by the Obligor under the related Land-and-Home Contract subject only to (a) the lien of current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally in the area wherein the property subject to the Mortgage is located or specifically reflected in the appraisal obtained in connection with the origination of the related Land-and-Home Contract obtained by the Seller and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage.  As of the Closing Date, the Seller will have assigned all of its right, title and interest in such Land-and-Home Contract and related Mortgage, including the security interest in the Manufactured Home covered thereby, to Mortgage SPV.  Upon execution of this Agreement, Mortgage SPV will own each Contract free of any lien and, except with respect to those specified as second lien mortgages on Schedule 4, will have a valid and perfected and enforceable first priority security interest in the related Mortgaged Property subject to the exceptions set forth above.

(ii)          The Contract constitutes an instrument, tangible chattel paper, an account or a payment intangible within the meaning of the Uniform Commercial Code in effect in the State of New York.

(l)             Capacity of Parties.  The signature(s) of the Obligor(s) on the Contract are genuine and all parties to the Contract had full legal capacity to execute the Contract.

(m)           Good Title.  In the case of a Contract purchased from a manufactured housing dealer, the Seller purchased the Contract for fair value and took possession thereof in the ordinary course of its business, without knowledge that the Contract was subject to a security interest.  Immediately prior to the transfer of the Contract by the Seller to Mortgage SPV hereunder, the Seller had good and marketable title thereto free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest and was the sole owner thereof with full right to transfer the Contract to the Seller.  The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Contract other than a financing statement relating to the security interest granted to Mortgage SPV hereunder.  The Seller is not aware of any judgment or tax lien filings against the Seller.  With respect to any Contract bearing a stamp indicating that such Contract has been sold to another party, such other party’s interest in such Contract has been released.

(n)           No Defaults.  As of the Cut-off Date, there was no default, breach, violation or event permitting acceleration existing under the Contract (except in the case of any Specified Contract described in clause (iii) of the definition thereof and, in the case of any other Specified Contract, except solely to the extent that such default, breach, violation or event relates to late payments described in Section 3.2(b)) and no event which, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such Contract (except payment delinquencies permitted by Section 3.2(b)).  The Seller has not waived any such default, breach, violation or event permitting acceleration except payment delinquencies permitted by Section 3.2(b).  As of the Closing Date, the related Manufactured Home is, to the best of the Seller’s knowledge, free of damage and in good repair and no Manufactured Home has suffered damage that is not covered by a Hazard Insurance Policy, including, but not limited, to hurricanes, earthquakes, floods, tornadoes, straight-line winds, sinkholes, mudslides, volcanic eruptions and other natural disasters.

(o)           No Liens.  As of the Closing Date, to the knowledge of the Seller, there are no liens or claims which have been filed for work, labor or materials affecting the Manufactured Home or any related Mortgaged Property securing the Contract which are or may be liens prior to, or equal or coordinate with, the lien of the Contract.

(p)           Equal Installments.  At the date of origination, each Contract provided for level monthly payments which, if paid on each Due Date, fully amortized the loan over its term.

(q)           Enforceability.  The Contract contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security provided thereby.

(r)           One Original.  There is only one original executed Contract (other than the original executed copy retained by the Obligor), which Contract has been delivered to Mortgage SPV on or before the Closing Date.

(s)           Notation of Security Interest.  With respect to each Contract other than a Land-and-Home Contract, if the related Manufactured Home is located in a state in which notation of a security interest on the title document is required or permitted to perfect such security interest, the title document shows, or if a new or replacement title document with respect to such Manufactured Home is being applied for, such title document will be issued within 180 days and will show, the Seller or its assignee as the holder of a first priority security interest in such Manufactured Home; if the related Manufactured Home is located in a state in which the filing of a financing statement under the UCC is required to perfect a security interest in manufactured housing, such filings or recordings have been duly made and show the Seller or its assignee as secured party.  If the related Manufactured Home secures a Land-and-Home Contract, such Manufactured Home is subject to a Mortgage properly filed in the appropriate public recording office, or such Mortgage will be properly filed in the appropriate public recording office within 180 days, naming the Seller as mortgagee.  In either case, Mortgage SPV has the same rights as the secured party of record would have (if such secured party were still the owner of the Contract) against all Persons (including the Seller and any trustee in bankruptcy of the Seller) claiming an interest in such Manufactured Home.

(t)           Simple Interest.  All of the Contracts are “simple interest” manufactured housing installment loan agreements or manufactured housing installment sales contracts.

(u)           Financing of Real Property.  No Contract other than a Land-and-Home Contract has financed any amount in respect of real property.

(v)           Prepayment Penalties.  No Contract contains any provision providing for the payment of a prepayment fee or penalty upon the prepayment of a portion or all of the outstanding Principal Balance of that Contract.

(w)           Prepaid Single Premium Credit Life Insurance Policy.  No Obligor obtained a prepaid single premium credit life insurance policy in connection with the origination of the related Contract.

(x)           Texas Obligors.  With respect to each Obligor located in the State of Texas: (i) the related Manufactured Home is not a salvaged manufactured home or reserved for business use only; (ii) the related Manufactured Home was not previously real property which has been converted back to personal property; (iii) the related Manufactured Home has not been abandoned or unoccupied for four months or if it has been abandoned the Seller has removed the home before its lien is extinguished under Section 1201.217 of the Manufactured Housing Standards Act; and (iv) that the real estate owner on which the related Manufactured Home is located has not perfected its possessory lien pursuant to the Texas Finance Code § 347.402.

SECTION 3.3           Representations and Warranties Regarding the Contracts in the Aggregate.

The Seller represents and warrants, as of the Closing Date and each Substitution Date, that:

(a)           Amounts.  The aggregate principal amounts payable by Obligors under the Contracts as of the Cut-off Date equals the Cut-off Date Pool Principal Balance (which equals $19,757,839.60).

(b)           Characteristics of Contracts.  The Pool Stratification is true, correct and complete.

(c)           Computer Tape.  The Computer Tape made available by the Seller was complete and accurate as of its date and includes a description of the same Contracts that are described in the List of Contracts.

(d)           Marking Records.  By the Closing Date or each Substitution Date, the Seller has caused the portions of the Electronic Ledger relating to the Contracts to be clearly and unambiguously marked to indicate that such Contracts are owned by Mortgage SPV.

(e)           No Adverse Selection.  No adverse selection procedures have been employed in selecting the Contracts.

SECTION 3.4           Representations and Warranties Regarding the Contract Files.

The Seller represents and warrants, as of the Closing Date and each Substitution Date, that:

(a)           Possession.  Mortgage SPV possession of each original Contract and the related Contract File or Land-and-Home Contract File.  There are and there will be no custodial agreements in effect materially and adversely affecting the rights of the Seller to make, or cause to be made, any delivery required hereunder.

(b)           Bulk Transfer Laws.  The transfer, assignment and conveyance of the Contracts and the Contract Files and Land-and-Home Contract Files by the Seller pursuant hereto is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

SECTION 3.5           Repurchase of Contracts or Substitution of Contracts for Breach of Representations and Warranties.

(a)           The Seller shall repurchase a Contract, at its Repurchase Price, not later than the last day of the month prior to the month that is 60 days after the day on which the Seller, the Servicer, Credit Agreement Agent or Mortgage SPV first discovers a breach of a representation or warranty of the Seller set forth in Section 3.2, 3.3 or 3.4 that, individually or in the aggregate, materially adversely affects Credit Agreement Agent’s or Mortgage SPV’s interest in such Contract and which breach has not been cured or waived by Mortgage SPV; provided that (i) in the event that a party other than the Seller first becomes aware of such breach, such discovering party shall notify the Seller in writing within five Business Days of the date of such discovery and (ii) with respect to any Contract incorrectly described on the List of Contracts with respect to Principal Balance, which the Seller would otherwise be required to repurchase pursuant to this Section 3.5, the Seller may, in lieu of repurchasing such Contract, deliver to the Servicer, for deposit in the Collection Account no later than 60 days from the date of such discovery, cash in an amount sufficient to cure such deficiency or discrepancy.  With respect to any representation and warranty described in Section 3.2 as being made to the best of the Seller’s knowledge, if it is discovered by either the Seller, Credit Agreement Agent or Mortgage SPV that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Contract or the interests of Credit Agreement Agent or Mortgage SPV therein, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation or warranty, such inaccuracy shall be deemed a breach of the applicable representation or warranty.  Notwithstanding any other provision of this Agreement, the obligation of the Seller under this Section 3.5 shall not terminate upon a Service Transfer.  Notwithstanding the foregoing, the Seller shall repurchase any Land-and-Home Contract, at such Contract’s Repurchase Price, or substitute for it an Eligible Substitute Contract as described in Section 3.5(b), if the Seller has failed to deliver the related Land-and-Home Contract File to Mortgage SPV within 30 days of the Closing Date or relevant Substitution Date.  Each of the parties to this Agreement acknowledges that the provisions of this Section 3.5 are an obligation solely of the Seller and not of any other party to this Agreement.

(b)           The Seller, at its election, may substitute one or more Eligible Substitute Contracts for any Contracts (i) that it is obligated to repurchase pursuant to Section 3.5(a) and within the time frame set in Section 3.5(a) for repurchase, or (ii) the continued inclusion of which in the pool would cause a Trigger Event to occur on the next determination date with any such substitution to be effected prior to such determination date (all such Contracts being referred to as the “Replaced Contracts”) upon satisfaction of the following conditions:

(i)           the Seller shall have conveyed to Mortgage SPV the relevant Eligible Substitute Contracts and the Contract Files or Land-and-Home Contract Files, as applicable, related to such Eligible Substitute Contracts and the Seller shall have marked the Electronic Ledger indicating that such Contracts are owned by Mortgage SPV;

(ii)          the Seller shall have executed and delivered to Mortgage SPV a bill of sale and assignment substantially in the form of Exhibit A;

(iii)         the Seller shall have delivered to Credit Agreement Agent and Mortgage SPV (A) evidence of filing of (i) a UCC-l financing statement, naming the Seller as debtor, naming Mortgage SPV as secured party, listing the Eligible Substitute Contracts and other related Transferred Property as collateral, and indicating that such UCC-1 evidences a sale, with the Secretary of State of Texas and (ii) a UCC-l financing statement, naming the Seller as debtor, naming Mortgage SPV as secured party and listing the Eligible Substitute Contracts and other related Transferred Property as collateral, with the Secretary of State of Texas and (B) an amended List of Contracts;

(iv)         the Seller shall have delivered to Mortgage SPV (A) a favorable opinion of counsel to the Seller, covering such matters as Mortgage SPV or Credit Agreement Agent may request, and (B) in the case of any Eligible Substitute Contract that is a Land-and-Home Contract, an opinion of counsel satisfactory to Mortgage SPV and Credit Agreement Agent to the effect that Mortgage SPV holds a perfected first priority lien in the real estate securing such Eligible Substitute Contracts, or evidence of recordation of the assignment to Mortgage SPV of each Mortgage securing such Eligible Substitute Contracts;

(v)          if the aggregate Principal Balance of such Replaced Contracts is greater than the aggregate Principal Balance of the related Eligible Substitute Contracts, the Seller shall have delivered to the Servicer (A) for deposit in the Collection Account, the amount of such excess and (B) a certification of an officer of the Seller that such deposit has been made.

Upon satisfaction of such conditions, (i) Mortgage SPV may add such Eligible Substitute Contracts to, and delete such Replaced Contracts from, the List of Contracts and (ii) Servicer shall provide to Mortgage SPV and Credit Agreement Agent an updated Pool Stratification.

(c)           Upon (i) deposit in the Collection Account of the Repurchase Price under Section 3.5(a) and the subsequent payment of the Repurchase Price to the Credit Agreement Agent as a mandatory prepayment under Section 2.6(d) of the Credit Agreement, or (ii) the delivery of an Eligible Substitute Contract pursuant to Section 3.5(b), the making of any required deposits in the Collection Account and receipt of a bill of sale and assignment executed by the Seller substantially in the form of Exhibit A, Mortgage SPV shall convey and assign to the Seller all of Mortgage SPV’s right, title and interest in the repurchased Contract or Replaced Contract without recourse, representation or warranty, except as to the absence of liens, charges or encumbrances created by or arising as a result of actions of Mortgage SPV.

(d)           The Seller shall defend and indemnify Credit Agreement Agent and Mortgage SPV against all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel, arising out of any claims which may be asserted against or incurred by any of them as a result of any third-party action arising out of any breach of any representation and warranty.

ARTICLE IV
PERFECTION OF TRANSFER AND PROTECTION OF SECURITY INTERESTS

SECTION 4.1           Filings.

The Seller shall cause to be filed all necessary continuation statements of the UCC-1 financing statement to be filed.  From time to time the Servicer shall take and cause to be taken such reasonable actions and execute such documents as are reasonably necessary to perfect and protect Mortgage SPV’s and Credit Agreement Agent’s interest in the Transferred Property and the Manufactured Homes against all other persons, including, without limitation, the filing of financing statements, amendments thereto and continuation statements, the execution of transfer instruments and the making of notations on or taking possession of all records or documents of title, to the extent that the foregoing can be done at reasonable cost to Servicer.  The Servicer will maintain Mortgage SPV’s first priority perfected security interest in each Manufactured Home and a first lien on each Mortgaged Property so long as the related Contract constitutes Transferred Property.

SECTION 4.2           Name Change or Relocation.

(a)           During the term of this Agreement, the Seller shall not change its name, identity or structure or relocate its chief executive office or its place of organization without first giving 30 days’ prior written notice thereof to Mortgage SPV, Credit Agreement Agent and the Servicer.

(b)           If any change in the Seller’s name, identity, structure, location or place of organization would make any financing or continuation statement or notice of lien filed under this Agreement seriously misleading within the meaning of applicable provisions of the UCC or any title statute or would cause any such financing or continuation statement or notice of lien to become unperfected (whether immediately or with lapse of time), the Seller, no later than five days prior to the effective date of such change, shall file, or cause to be filed, such amendments or financing statements as may be required to preserve, perfect and protect Mortgage SPV’s interest in the Contracts and proceeds thereof and in the Manufactured Homes.

SECTION 4.3           Location.

During the term of this Agreement, the Seller will maintain its location in one of the States of the United States.

SECTION 4.4           Costs and Expenses.

The initial Servicer agrees to pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of Mortgage SPV’s and Credit Agreement Agent’s right, title and interest in and to the Transferred Property (including, without limitation, the security interests in the Manufactured Homes granted thereby).

ARTICLE V
SERVICING OF CONTRACTS

SECTION 5.1           Responsibility for Contract Administration.

(a)           The Servicer shall have the sole obligation to manage, administer, service and make collections on the Contracts and perform or cause to be performed all contractual and customary undertakings of the holder of the Contracts to the Obligor.  At the written request of the Servicer, accompanied by the form of power of attorney or other documents being requested, Mortgage SPV shall furnish to the Servicer any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and Mortgage SPV shall not be held responsible for any acts by the Servicer in its uses of any such powers of attorney or other document.  The Servicer shall indemnify Mortgage SPV for any reasonable costs, liabilities and expenses (including reasonable attorneys’ fees) incurred by Mortgage SPV in connection with the intentional or negligent misuse of such power of attorney by the Servicer, as applicable.  Notwithstanding anything contained herein to the contrary, the Servicer shall not without Mortgage SPV’s written consent (i) initiate any action, suit or proceeding solely under Mortgage SPV’s name without indicating the Servicer’s representative capacity or (ii) knowingly cause Mortgage SPV to be registered to do business in any state, provided, however, that the preceding clause (i) shall not apply to the initiation of actions relating to Contracts that the Servicer is servicing pursuant to its respective duties herein.  The limitations of the preceding clause shall not be construed to limit any duty or obligation imposed on Mortgage SPV under any other provision of this Agreement.

(b)           Subject to Section 8.9, CPM is hereby appointed the Servicer (and hereby accepts such appointment) until such time as any Service Transfer shall be effected.

SECTION 5.2           Standard of Care.

In managing, administering, servicing and making collections on the Contracts pursuant to this Agreement, the Servicer shall exercise that degree of skill and care consistent with the same degree of skill and care that the Servicer exercises with respect to similar contracts serviced by the Servicer and Servicer shall not discriminate against the Contracts or collateral therefor in its administration or enforcement of such Contracts; provided, however, that (i) such degree of skill and care shall be at least as favorable as the degree of skill and care generally applied by servicers of manufactured housing installment sales contracts for institutional investors and (ii) notwithstanding the foregoing, the Servicer shall not release or waive the right to collect the unpaid balance on any Contract unless it makes the determination that acceptance of the liquidation proceeds from the related Obligor would result in Mortgage SPV receiving a greater amount of collections than the Net Liquidation Proceeds that would result from repossessing or foreclosing and liquidating the related Manufactured Home.

SECTION 5.3           Records.

The Servicer shall, during the period it is servicer hereunder, maintain such books of account and other records as will enable Mortgage SPV and Credit Agreement Agent to determine the status of each Contract.  In the Credit Agreement Agent’s sole discretion, the Servicer shall deliver a monthly report containing certain information regarding Contracts to the Administrative Agent in a format agreed to by both parties.  In the event of a Service Transfer, the Servicer agrees to use best efforts to provide certain information relating to such books of account and other records in a format generally acceptable to the Successor Servicer.

SECTION 5.4           Inspection; Computer Tape.

(a)           At all times during the term hereof, the Servicer shall afford Mortgage SPV, Credit Agreement Agent and their respective authorized agents reasonable access during normal business hours to the Servicer’s records, which have not previously been provided to Mortgage SPV, relating to the Contracts and will cause its personnel to assist in any examination of such records by Mortgage SPV, Credit Agreement Agent and their respective authorized agents.  The examination referred to in this Section 5.4 will be conducted in a manner which does not unreasonably interfere with the Servicer’s normal operations or customer or employee relations.  Without otherwise limiting the scope of the examination Mortgage SPV, Credit Agreement Agent and their respective agents may make, such Persons may, using generally accepted audit procedures, verify the status of each Contract and review the Electronic Ledger and records relating thereto for conformity to Credit Agreement Agent Reports and compliance with the standards represented to exist as to each Contract in this Agreement.

(b)           At all times during the term hereof, the Servicer shall keep available a copy of the List of Contracts at its principal executive office for inspection by Mortgage SPV.

SECTION 5.5           Collection Account.

(a)           On or before the Closing Date, the Servicer and Mortgage SPV shall establish the Collection Account with Wells Fargo Bank, National Association.  The Collection Account shall be entitled “CountryPlace Collection Account for the benefit of Credit Agreement Agent and Lenders in Mortgage Sale and Servicing Agreement.”  The Servicer shall pay into the Collection Account as promptly as practicable (and not later than the second Business Day) following receipt thereof by CPM or any Affiliate thereof from or on behalf of any Obligor:

(i)           all payments received after the Cut-Off Date on account of principal on the Contracts and all Principal Prepayments collected after the Cut-Off Date;

(ii)          all payments received after the Cut-Off Date on account of interest on the Contracts;

(iii)         all Net Liquidation Proceeds and any recoveries received after the liquidation of a Contract;

(iv)         all Insurance Proceeds unless to be used to directly offset the cost of repairing the related property;

(v)         any amounts payable in connection with the repurchase of any Contract pursuant to Section 3.5; and

(vi)         any other amount required to be deposited in the Collection Account pursuant to this Agreement;

provided, however, that the Servicer shall be permitted to retain (prior to deposit pursuant to Section 5.5(a)(ii)) the Monthly Servicing Fee from payments in respect of interest on the Contracts in accordance with Section 5.6.  The foregoing requirements respecting deposits to the Collection Account are exclusive, it being understood that, without limiting the generality of the foregoing, the Servicer need not deposit in the Collection Account amounts representing late payment fees, assumption fees, extension fees or escrow deposits payable by Obligors, which amounts shall be property of the Servicer.  The Servicer agrees that all amounts paid into the Collection Account under this Agreement shall be held in trust for Mortgage SPV and Credit Agreement Agent until payment or withdrawal of any such amounts is authorized under this Agreement.

(b)           Amounts in the Collection Account shall be invested as directed by Mortgage SPV in cash or Cash Equivalents (as defined in the Credit Agreement).  All income and gain from such investments shall belong to Mortgage SPV.

SECTION 5.6           Permitted Withdrawals.

(a)           The Servicer shall, from time to time as provided herein, make withdrawals from the Collection Account of amounts deposited in said account pursuant to Section 5.5 that are attributable to the Contracts for the purpose of making any mandatory prepayments in respect of Contracts repurchased by Seller under Section 3.5.

(b)           The Servicer may, from time to time as provided herein, make withdrawals from the Collection Account of amounts deposited in said account pursuant to Section 5.5 that are attributable to the Contracts for the following purposes:

(i)           to pay to the Seller with respect to each Contract or property acquired in respect thereof that has been repurchased or replaced pursuant to Section 3.5, all amounts received thereon and not required to be distributed to Mortgage SPV as of the date on which the related Principal Balance or Repurchase Price is determined;

(ii)          to reimburse the Servicer out of Liquidation Proceeds for Liquidation Expenses incurred by it, to the extent such reimbursement is permitted pursuant to Section 5.9, and to reimburse the Servicer as provided in Sections 5.8, 5.11, 5.13 and 7.2;

(iii)         to withdraw any amount deposited in the Collection Account that was not required to be deposited therein;

(iv)        to make any rebates or adjustments deemed necessary by the Servicer pursuant to Section 5.7(d);

(v)         to reimburse the Servicer (1) for any accrued unpaid Monthly Servicing Fees and (2) for unreimbursed Servicing Advances, including Nonrecoverable Advances, to the extent not otherwise retained.  The Servicer’s right to reimbursement for Servicing Advances that are not Nonrecoverable Advances shall be limited to late collections on the related Contract, including Liquidation Proceeds, Insurance Proceeds and such other amounts as maybe collected by the Servicer from the related Obligor or otherwise relating to the Contract in respect of which such reimbursed amounts are owed.  Except with respect to Nonrecoverable Advances, the Servicer’s right to reimbursement for unreimbursed Servicing Advances shall be limited to late collections of interest on any Contract and to Liquidation Proceeds and Insurance Proceeds on related Obligors.  In addition, expenses incurred by the Servicer in connection with a defaulted Contract which is subsequently reinstated, worked out or cured, shall be reimbursable to the Servicer as a Nonrecoverable Advance at the time of the cure.  Since, in connection with withdrawals pursuant to Section 5.6(b)(v), the Seller’s entitlement thereto is limited to collections or other recoveries on the related Contract, the Servicer shall keep and maintain separate accounting, on a Contract by Contract basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to such clause;

(vi)        to reimburse the Servicer for amounts in respect of indemnification or other amounts to which it is entitled under this Agreement, including under Section 8.8;

(vii)       to make payments owing under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement); and

(viii)      to make payments or distributions required or permitted under the Limited Liability Company Agreement of Mortgage SPV.

(c)           Mortgage SPV may, from time to time, make withdrawals from the Collection Account, so long as not prohibited under the Credit Agreement.

SECTION 5.7           Enforcement.

(a)           The Servicer shall, consistent with customary servicing procedures and the terms of this Agreement, act with respect to the Contracts in such manner as, in the Servicer’s reasonable judgment, will maximize the receipt of principal and interest on such Contracts and Liquidation Proceeds with respect to Liquidated Contracts.

(b)           The Servicer may sue to enforce, initiate a replevin action, or collect upon Contracts, in its own name, if possible, or as agent for Mortgage SPV.

(c)           The Servicer shall exercise any rights of recourse against third persons that exist with respect to any Contract in accordance with the Servicer’s usual practice.  In exercising recourse rights, the Servicer is authorized on Mortgage SPV’s behalf to reassign the Contract or to resell the related Manufactured Home to the Person against whom recourse exists at the price set forth in the document creating the recourse.

(d)           The Servicer may grant to the Obligor on any Contract any rebate, refund or adjustment out of the Collection Account that the Servicer in good faith believes is required because of prepayment in full of the Contract.  The Servicer will not permit any rescission or cancellation of any Contract, except as required by applicable law or regulation or upon the order of any court or other governmental authority asserting jurisdiction in a suit, claim or complaint involving the Contract.

(e)           The Servicer may, consistent with its customary servicing procedures and consistent with Section 5.2, grant to the Obligor on any Contract an extension of payments due under such Contract; provided that, no such extension may extend beyond the final scheduled payment date of the Contract with the latest maturity, and no more than three extensions for any one Contract of payments under a Contract may be granted in any twelve-month period.  Notwithstanding the foregoing, in connection with a Contract that is in default or for which default is imminent, the Servicer may, consistent with the servicing standard described in Section 5.1, waive, modify or vary any term of that Contract (including modifications that change the Contract Rate, forgive the payment of principal or interest or extend the final maturity date of that Contract), accept payment from the related Obligor of an amount less than the Principal Balance in final satisfaction of that Contract, or consent to the postponement of strict compliance with any such term or otherwise grant the indulgence to any Obligor if in the Servicer’s determination such waiver, modification, postponement or indulgence is not materially adverse to the interests of Mortgage SPV (taking into account any estimated loss that might result absent such action), with the prior written consent of Credit Agreement Agent.  However, the Servicer shall not extend the maturity of any Contract past the date on which the final payment is due on the latest maturing Contract as of the related Cut-off Date.

(f)           The Servicer may enforce any due-on-sale clause in a Contract if such enforcement is called for under its then current servicing policies for obligations similar to the Contracts; provided that such enforcement is permitted by applicable law and will not adversely affect any applicable insurance policy.  If an assumption of a Contract is permitted by the Servicer upon conveyance of the related Manufactured Home, the Servicer shall use its best efforts to obtain an assumption agreement in connection therewith and add such assumption agreement to the related Contract File or Land and Home Contract File.

SECTION 5.8           Mortgage SPV to Cooperate.

(a)           The Servicer shall notify Mortgage SPV, Credit Agreement Agent and the Seller of all Contracts that were paid in full in the prior month by delivery of a certification of a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payments which are required to be deposited in the Collection Account pursuant to Section 5.5 have been so deposited).  The Servicer is authorized to execute an instrument in satisfaction of such Contract and to do such other acts and execute such other documents as the Servicer deems necessary to discharge the Obligor thereunder and eliminate the lien on the related real estate and collateral.  The Servicer shall determine when a Contract has been paid in full; to the extent that insufficient payments are received on a Contract but are otherwise incorrectly credited by the Servicer as prepaid or paid in full and satisfied, the shortfall shall be paid by the Servicer out of its own funds; provided that the Servicer may reimburse itself for such shortfall payment from the Collection Account if the Servicer corrects the error and receives amounts in respect of such shortfall payment from future collections with respect to such Contract.

(b)           From time to time as appropriate for servicing and foreclosure in connection with any Contract, Mortgage SPV shall, upon written request of a Servicing Officer, at the expense of the Servicer, cause the original Contract and the related Contract File or Land-and-Home Contract File, as applicable, to be released to the Servicer and shall execute such documents as the Servicer shall deem necessary to the prosecution of any such proceedings.  Upon request of a Servicing Officer, Mortgage SPV shall perform such other acts as reasonably requested by the Servicer and otherwise cooperate with the Servicer in enforcement of Credit Agreement Agent’s or Mortgage SPV’ rights and remedies with respect to Contracts.  Mortgage SPV shall not be liable for the performance of any such acts at the request of the Servicer.

(c)           The Servicer’s receipt of a Contract and/or Contract File or Land-and-Home Contract File shall obligate the Servicer to return the original Contract and the related Contract File or Land-and-Home Contract File, as applicable, to Mortgage SPV when its need by the Servicer has ceased unless the Contract shall be liquidated or repurchased or replaced as described in Section 3.5.

SECTION 5.9           Costs and Expenses.

All costs and expenses incurred by the Servicer in carrying out its duties hereunder, including all fees and expenses incurred in connection with the enforcement of Contracts (including enforcement of defaulted Contracts and repossessions of Manufactured Homes securing such Contracts) shall be paid by the Servicer and the Servicer shall not be entitled to reimbursement hereunder, except to the extent specifically provided herein.  Furthermore, the Servicer shall be reimbursed out of the Liquidation Proceeds of a Liquidated Contract for Liquidation Expenses incurred by it and if such Liquidation Expenses are deemed Nonrecoverable Advances, the Servicer may reimburse itself as provided in Section 5.6(b)(v).  The Servicer shall not incur such Liquidation Expenses unless it determines in its good faith business judgment that incurring such expenses will increase the Net Liquidation Proceeds on the related Contract.

SECTION 5.10         Maintenance of Insurance.

(a)           Except as otherwise provided in Section 5.10(b), the Servicer shall cause to be maintained with respect to each Contract one or more Hazard Insurance Policies which provide, at a minimum, the same coverage as a standard form fire and extended coverage insurance policy that is customary for manufactured housing, issued by a company authorized to issue such policies in the state in which the related Manufactured Home is located and in an amount which is not less than the maximum insurable value of such Manufactured Home or the principal balance due from the Obligor on the related Contract, whichever is less; provided, however, that the amount of coverage provided by each Hazard Insurance Policy shall be sufficient to avoid the application of any co-insurance clause contained therein; and provided, further, that such Hazard Insurance Policies may provide for customary deductible amounts.  With respect to any Contract, the initial Servicer shall cause the Seller to obtain (i) a statement from the Obligor’s insurance agent or through other information sources that the Manufactured Home was, at the time of origination of the Contract, not in a federally designated special flood hazard area, or (ii) evidence that, at the time of origination, flood insurance was in effect, which coverage was at least equal to the minimum amount specified in the preceding sentence or such lesser amount as may be available under the federal flood insurance program.  Each Hazard Insurance Policy caused to be maintained by the Servicer shall contain a standard loss payee clause in favor of the initial Servicer and its successors and assigns.  If any Obligor is in default in the payment of premiums on its Hazard Insurance Policy or Policies, the Servicer shall force place coverage and pay such premiums out of its own funds and may separately add such premium to the Obligor’s obligation as provided by the Contract, but shall not add such premium to the remaining principal balance of the Contract.  If the Obligor does not reimburse the Servicer for payment of such premiums and the related Contract is liquidated after a default, the Servicer shall be reimbursed for its payment of such premiums out of the related Liquidation Proceeds, and if such advance for insurance premiums is deemed by the Servicer to be nonrecoverable in its reasonable opinion, the Servicer may reimburse itself from the Collection Account for such Nonrecoverable Advance.

(b)           The Servicer may, in lieu of causing individual Hazard Insurance Policies to be maintained with respect to each Manufactured Home pursuant to Section 5.10(a), and shall, to the extent that the related Contract does not require the Obligor to maintain a Hazard Insurance Policy with respect to the related Manufactured Home, maintain one or more blanket insurance policies covering losses on the Obligor’s interest in the Contracts resulting from the absence or insufficiency of individual Hazard Insurance Policies.  Any such blanket policy shall be substantially in the form and in the amount carried by the Servicer as of the date of this Agreement.  The Servicer shall pay the premium for such policy on the basis described therein and shall deposit into the Collection Account from its own funds any deductible amount with respect to claims under such blanket insurance policy relating to the Contracts.  The Servicer shall not, however, be required to deposit any deductible amount with respect to claims under individual Hazard Insurance Policies maintained pursuant to Section 5.10(a).  If the insurer under such blanket insurance policy shall cease to be acceptable to the Servicer, the Servicer shall exercise its best reasonable efforts to obtain from another insurer a replacement policy comparable to such policy.

(c)           With respect to each Manufactured Home that has been repossessed in connection with a defaulted Contract, the Servicer shall either (i) maintain one or more Hazard Insurance Policies thereon or (ii) self-insure such Manufactured Homes and deposit into the Collection Account from its own funds any losses caused by damage to such Manufactured Home that would have been covered by a Hazard Insurance Policy.

(d)           The Servicer shall keep in force throughout the term of this Agreement (i) a policy or policies of insurance covering errors and omissions for failure to maintain insurance as required by this Agreement and (ii) a fidelity bond.  Such policy or policies and such fidelity bond shall be in such form and amount as is generally customary among Persons which service a portfolio of manufactured housing installment sales contracts and installment loan agreements having an aggregate principal amount of $10,000,000 or more and which are generally regarded as servicers acceptable to institutional investors.

SECTION 5.11         Repossession; Delinquent Contracts.

(a)           Consistent with the standard of care specified in Section 5.2, the Servicer shall, in its discretion, (a) commence procedures for the repossession of any Manufactured Home or the foreclosure upon any Mortgaged Property, (b) sell the related Contract, provided that such Contract is at least 90 days Delinquent, or (c) take such other steps that, in the case of each of (a), (b) or (c) in the Servicer’s reasonable judgment will maximize the receipt of principal and interest or Net Liquidation Proceeds with respect to a Delinquent Contract secured by such Manufactured Home or Mortgaged Property (which may include retitling or filing a recorded assignment of the Mortgage) subject to the requirements of the applicable state and federal law.  Notwithstanding the standard of care specified in Section 5.2 and without limiting the Servicer’s option in clause (b) of the preceding sentence, the Servicer shall commence procedures for the repossession of any Manufactured Home or the foreclosure upon any Mortgaged Property with respect to a Contract, and to liquidate such Manufactured Home or Mortgaged Property, as soon as commercially reasonably practicable after the time when such Contract becomes a Defaulted Contract (or sooner in the Servicer’s reasonable judgment).  Notwithstanding the foregoing provisions of this Section 5.11 or any other provision of this Agreement, with respect to any Contract as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not, on behalf of Mortgage SPV, either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, Mortgage SPV would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(i)           such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of Mortgage SPV or Credit Agreement Agent to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(ii)          there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of Mortgage SPV and Credit Agreement Agent to take such actions with respect to the affected Mortgaged Property.

(b)           The cost of the environmental audit report contemplated by Section 5.11(a) shall be advanced by the Servicer as Servicing Advances, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 5.6(b)(ii) or 5.6(b)(v), as appropriate, such right of reimbursement being prior to the rights of Mortgage SPV to receive any amount in the Collection Account received in respect of the affected Contract or other Contracts.

(c)           If the Servicer determines, as described above, that it is in the best economic interest of Mortgage SPV and Credit Agreement Agent to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in the best economic interest of Mortgage SPV and Credit Agreement Agent; provided, however, that the Servicer shall not proceed with foreclosure or acceptance of a deed in lieu of foreclosure if the estimated costs of the environmental clean up, as estimated in the environmental audit report, together with the Servicing Advances made by the Servicer and the estimated costs of foreclosure or acceptance of a deed in lieu of foreclosure exceeds the estimated value of the Mortgaged Property.  The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 5.6(b)(ii) or 5.6(b)(v), as appropriate, such right of reimbursement being prior to the rights of Mortgage SPV to receive any amount in the Collection Account received in respect of the affected Contract or other Contracts.

(d)           In connection with such foreclosure or other conversion, the Servicer shall follow such practices and procedures as it shall deem necessary or advisable and as shall be consistent with Section 5.2.  In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to Mortgage SPV, or, at its election, to its nominee.

SECTION 5.12         Subservicing Arrangements.

The Servicer may arrange for the subservicing of any Contract by a Subservicer pursuant to a subservicing agreement; provided, however, that such subservicing arrangement and the terms of the related subservicing agreement must provide for the servicing of such Contracts in a manner consistent with the servicing arrangements contemplated hereunder.  Unless the context otherwise requires, references in this Agreement to actions taken or to be taken by the Servicer in servicing the Contracts include actions taken or to be taken by a subservicer on behalf of the Servicer.  Notwithstanding the provisions of any subservicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or reference to actions taken through a subservicer or otherwise, the Servicer shall remain obligated and liable to Mortgage SPV, the Seller and Credit Agreement Agent for the servicing and administration of the Contracts in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such subservicing agreements or arrangements or by virtue of indemnification from the subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Contracts.  All actions of each subservicer performed pursuant to the related subservicing agreement shall be performed as an agent of the Servicer with the same force and effect as if performed directly by the Servicer.  The Servicer shall examine each subservicing agreement and shall require each subservicer to maintain an errors and omissions policy and a fidelity bond in the same minimum coverage amounts as required by the Servicer pursuant to this Agreement.

For purposes of this Agreement, the Servicer shall be deemed to have received any collections, recoveries or payments with respect to the Contracts that are received by a Subservicer regardless of whether such payments are remitted by the Subservicer to the Servicer.

SECTION 5.13         Retitling; Security Interests.

(a)           If, at any time, a Service Transfer has occurred and the new Servicer is unable to repossess or foreclose upon a Manufactured Home because the title document for such Manufactured Home does not show Mortgage SPV as the holder of the first priority security interest in the Manufactured Home, such Servicer shall take all necessary steps to apply for a replacement title document showing Mortgage SPV as the secured party; provided that the new Servicer shall be reimbursed by Mortgage SPV for all reasonable expenses in connection with its responsibilities under this Section 5.13.

(b)           In order to facilitate the Servicer’s actions, as described in Section 5.13(a), Mortgage SPV shall provide the Servicer with any necessary power of attorney permitting it to retitle the Manufactured Home.

(c)           If the Servicer is still unable to retitle the Manufactured Home, the Servicer will take all actions necessary to initiate replevin action upon the Manufactured Home, including, as appropriate, the filing of any UCC-1 or UCC-2 financing statements necessary to perfect the security interest in any Manufactured Home that constitutes a fixture under the laws of the jurisdiction in which it is located and all actions necessary to perfect the security interest in any Manufactured Home that is considered or classified as part of the real estate on which it is located under the laws of the jurisdiction in which it is located.

(d)           Notwithstanding anything to the contrary in this Agreement, Credit Agreement Agent may require, at Servicer’s expense under the conditions in the next sentence, that Credit Agreement Agent’s and Mortgage SPV’s interest be noted on the title documents relating to the Contracts, including, without limitation, on any Statement of Ownership and Location with respect to a Manufactured Home located in the State of Texas.  Such re-titling process will be carried out by the Servicer if a Trigger Event occurs or by Mortgage SPV (or other party acceptable to Credit Agreement Agent) if an Event of Termination occurs.  In order to facilitate the Servicer’s or such other party’s actions, as described in this Section 5.13(d), Mortgage SPV shall provide the Servicer or such other party with any necessary power of attorney permitting it to retitle the Manufactured Home.  Servicer hereby appoints Credit Agreement Agent its attorney in fact, with full power and authority in its place and stead and full power of substitution and in the name of Servicer or otherwise, to execute and deliver any document, agreement or instrument that Credit Agreement Agent deems necessary or appropriate, and to make such filings or record such documents as Credit Agreement Agent deems necessary or appropriate, in connection with any such re-titling.

SECTION 5.14         Payment of Taxes.

If the Servicer becomes aware of the nonpayment by an Obligor of a real or personal property tax or other tax or charge which may result in a lien upon a Manufactured Home or Mortgaged Property prior to, or equal to or coordinate with, the lien of the related Contract, the Servicer, consistent with Section 5.2, shall advance, but only to the extent that the Servicer deems, in its sole judgment, such advance recoverable, such taxes or charges to avoid the attachment of any such lien.  If the Servicer shall have paid any such real or personal property tax or other tax or charge directly on behalf of an Obligor, the Servicer may separately add such amount to the Obligor’s obligation as provided by the Contract, but, for the purposes of this Agreement, may not add such amount to the remaining principal balance of the Contract.  If the Servicer shall have repossessed a Manufactured Home or Mortgaged Property on behalf of Mortgage SPV and Credit Agreement Agent, the Servicer shall advance, but only to the extent that the Servicer, in its sole judgment, deems such advance recoverable, the amount of any such tax or charge arising during the time such Manufactured Home is in the Servicer’s possession or title to the Mortgaged Property is in the name of the Servicer (or any Person acting on behalf of the Servicer), unless the Servicer is contesting in good faith such tax or charge or the validity of the claimed lien on such Manufactured Home or Mortgaged Property.  If the Obligor does not reimburse the Servicer for payment of such taxes or charges pursuant to this Section 5.14 and the related Contract is liquidated after a default, the Servicer shall be reimbursed for its payment of such taxes or charges out of the related Liquidation Proceeds.  If Liquidation Proceeds are insufficient to reimburse the Servicer for any such premiums, the amount of such insufficiency shall constitute, and be reimbursable to the Servicer as, a Nonrecoverable Advance.

SECTION 5.15         Independent Public Accountants’ Servicing Report.

Not later than June 30th of each calendar year commencing in 2010, the Servicer, at its expense, shall cause a nationally recognized firm of independent certified public accountants to furnish to the Servicer a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer which includes an assertion that each of the Servicer has complied with certain minimum servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of manufactured housing installment sales contracts and installment loan agreements during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate.  In rendering its report such firm may rely, as to matters relating to the direct servicing of manufactured housing installment sales contracts and installment loan agreements by Sub-Servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those Sub-Servicers.  Immediately upon receipt of such report, the Servicer shall, at its own expense, furnish a copy of such report to Mortgage SPV and Credit Agreement Agent.

ARTICLE VI
REPORTS AND TAX MATTERS

SECTION 6.1            Statements to Credit Agreement Agent.

(a)           Based on the information set forth in the Electronic File, the Servicer shall prepare and make available to Credit Agreement Agent Credit Agreement Agent Report for each month, within 20 days after the end of such month.

(b)           Each Credit Agreement Agent Report shall set forth the following:

(i)           the Pool Principal Balance of the Contracts and total number of Contracts as of the date of such report;

(ii)          the total principal amounts received, including (a) scheduled principal payments, (b) curtailments, (c) prepayments in full, and (d) Net Liquidation Proceeds;

(iii)         the total scheduled interest amounts received;

(iv)        the total Monthly Servicing Fee paid to the Servicer and any servicing fees related to any Successor Servicer;

(v)         the Weighted Average Net Contract Rate of all outstanding Contracts;

(vi)           the number and aggregate principal balances of Contracts Delinquent (a) 31-60 days, (b) 61-90 days, (c) 91-120 days and (d) 121 or more days;

(vii)         the number of Manufactured Homes that were repossessed during the reporting period, the number of repossessed Manufactured Homes that remain in inventory as of the last day of the reporting period and repossessed Manufactured Homes purchased by the Seller or a subsidiary of the Seller from Mortgage SPV (during the reporting period and cumulatively) by number of Contracts, aggregate Principal Balance of such Contracts and aggregate purchase price;

(viii)        number of Contracts and aggregate Principal Balance of Contracts extended or otherwise amended during the report period.

(ix)           (a) the number of Contracts and aggregate Principal Balance of Contracts in foreclosure and bankruptcy, (b) the number of Contracts and aggregate Principal Balance of Replaced Contracts during the reporting period, (c) the number of Contracts and aggregate Principal Balance of Eligible Substitute Contracts during the reporting period, (d) the percentage by aggregate Principal Balance of Contracts of Obligors in bankruptcy but that have not missed any Scheduled Payments and the percentage by aggregate Principal Balance of Contracts of Obligors in bankruptcy that have missed a Scheduled Payment during the reporting period, and (e) the percentage by aggregate Principal Balance of Contracts subject to extensions, deferrals or modifications by the Servicer during the reporting period;

(x)           Average Sixty-Day Delinquency Ratio as of such date;

(xi)          Cumulative Realized Losses as of such date;

(xii)         Current Realized Losses as of such date; and

(xiii)        the number of Contracts and aggregate Principal Balance of Contracts subject to a voluntary prepayment during such report period.

ARTICLE VII
SERVICE TRANSFER

SECTION 7.1           Event of Termination.

“Event of Termination” means the occurrence of any of the following:

(a)           The failure by the Servicer to deposit in the Collection Account any deposit required to be made under the terms of this Agreement, which continues unremedied for a period of one Business Day after the date upon which written notice of such failure shall have been given to the Servicer by Mortgage SPV and Credit Agreement Agent;

(b)           Failure on the Servicer’s part duly to observe or perform in any material respect any covenant or agreement in this Agreement (other than a covenant or agreement which is elsewhere in this Section 7.1 specifically dealt with), which continues unremedied for 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by Mortgage SPV and Credit Agreement Agent;

(c)           Failure of any representation or warranty of the Servicer in this Agreement to have been true and correct in all material respects on and as of the date when made;

(d)           A court or other governmental authority having jurisdiction in the premises shall have entered a decree or order for relief in respect of the Servicer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Servicer, as the case may be, or for any substantial liquidation of its affairs, and such order remains undischarged and unstayed for at least 60 days;

(e)           The Servicer shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall have consented to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Servicer or for any substantial part of its property, or shall have made any general assignment for the benefit of its creditors, or shall have failed to, or admitted in writing its inability to, pay its debts as they become due, or shall have taken any corporate action in furtherance of the foregoing;

(f)           So long as the Seller is an affiliate of the Servicer, any failure of the Seller, to repurchase, or substitute an Eligible Substitute Contract for, any Contract as required.

SECTION 7.2           Transfer.

(a)           If an Event of Default (as defined in the Credit Agreement) or Event of Termination has occurred and is continuing, Mortgage SPV or Credit Agreement Agent may, by notice in writing to the Servicer, terminate all (but not less than all) of the Servicer’s management, administrative, servicing and collection functions (such termination being herein called a “Service Transfer”).  On receipt of such notice (or, if later, on a date designated therein), all authority and power of the Servicer under this Agreement, whether with respect to the Contracts, the Contract Files, the Land-and-Home Contract Files or otherwise (except with respect to the Collection Account, the transfer of which shall be governed by Section 7.6), shall pass to such Person as is designated by Credit Agreement Agent (the “Successor Servicer”) and, without limitation, the Successor Servicer is authorized and empowered to execute and deliver on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments (including, without limitation, documents required to make Mortgage SPV the sole lienholder or legal title holder of record of each Manufactured Home) and to do any and all acts or things necessary or appropriate to effect the purposes of such notice of termination.  Each of the Seller and the Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the transfer to the Successor Servicer for administration by it of all cash amounts which shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, in the Collection Account, or for its own account in connection with its services hereafter or thereafter received with respect to the Contracts and the execution of any documents required to make Mortgage SPV the sole lienholder or legal title holder of record in respect of each Manufactured Home.  The Servicer shall be entitled to receive any other amounts which are payable to the Servicer under the Agreement, at the time of the termination of its activities as Servicer.  The Servicer shall transfer to the successor servicer (i) the Servicer’s records relating to the Contracts in such electronic form as the successor servicer may reasonably request and (ii) any Contracts, Contract Files and Land-and-Home Contract Files in the Servicer’s possession.  Any and all costs and expenses incurred by the Successor Servicer in connection with the transfer of servicing functions as provided herein, including, without limitation, the cost of delivering the Contracts and related files to the Successor Servicer, shall be paid by Mortgage SPV.

(b)           The Successor Servicer shall not be liable to and shall be held harmless by Mortgage SPV, the Seller and the initial Servicer for any and all claims arising from or related to (i) any missing or lost Contracts, Contract Files or related documents or (ii) any inaccurate, incomplete or missing information reasonably necessary for the servicing of the Contracts, which is not the direct result of the willful misfeasance or negligence of the Successor Servicer.

SECTION 7.3           Successor Servicer to Act, Appointment of Successor.

(a)           On and after the time the Servicer receives a notice of termination pursuant to Section 7.2, the Successor Servicer, upon two (2) Business Days’ written notice from Mortgage SPV or Credit Agreement Agent of such Service Transfer to the Successor Servicer, shall be the successor in all respects to the servicing rights, duties and responsibilities of the Servicer (in its capacity as servicer under this Agreement) which arise after the effective date of such Service Transfer and the Servicer (except as provided herein) shall be relieved of such responsibilities, duties and liabilities arising after such Service Transfer; provided, however, that (i) the Successor Servicer will not assume any obligations of the Seller pursuant to Section 3.5, and (ii) the Successor Servicer shall not be liable for any acts or omissions of any prior Servicer accruing prior to such Service Transfer or for any breach or default by any prior Servicer of any of its obligations contained herein or in any related document or agreement and (iii) the prior Servicer shall remain liable for any acts or omissions of such prior Servicer occurring prior to such Service Transfer or for any breach by such Servicer of any of its obligations contained herein or in any related document or agreement.  As compensation therefor, the Successor Servicer (and not the replaced Servicer) shall be entitled to receive the Monthly Servicing Fee.  Furthermore, the Successor Servicer shall be entitled to all rights of the Servicer in connection with its responsibilities under this Agreement, including reimbursement rights for advances as provided herein.  Pending appointment of a successor to the Servicer hereunder, the Servicer shall act in such capacity until a successor servicer assumes such responsibilities, duties or liabilities.

(b)           The Successor Servicer shall be entitled to rely upon the representations, warranties and covenants made by the Seller and the initial Servicer set forth in this Agreement and any related document, and the Successor Servicer shall be held harmless by the Seller and the initial Servicer for any and all claims, liabilities, obligations, losses damages, payments costs or expenses (including reasonable attorneys’ fees) of any kind whatsoever arising from or related to any breach, inaccuracy, default or nonperformance of such representations, warranties or covenants of the Seller or the initial Servicer as set forth herein.

SECTION 7.4           Notification to Mortgage SPV and Credit Agreement Agent.

Promptly following the occurrence of any Event of Termination, the Servicer shall give written notice thereof to Mortgage SPV and Credit Agreement Agent.

SECTION 7.5           Effect of Transfer.

(a)           After the Service Transfer, the Successor Servicer may notify Obligors to make, directly to the Successor Servicer at an Eligible Account, payments that are due under the Contracts after the effective date of the Service Transfer.

(b)           After the Service Transfer, (i) the replaced Servicer shall have no further obligations with respect to the management, administration, servicing or collection of the Contracts, and the Successor Servicer shall have all of such obligations, and (ii) the replaced Servicer will transmit or cause to be transmitted directly to the Successor Servicer, promptly on receipt and in the same form in which received, any amounts (properly endorsed where required for the Successor Servicer to collect them) received by such replaced Servicer or any of its Affiliates as payments upon or otherwise in connection with the Contracts.

(c)           A Service Transfer shall not affect the rights and duties of the parties hereunder (including but not limited to the indemnities of the Servicer and the Seller pursuant to Article IX and Section 3.5) other than those relating to the management, administration, servicing or collection of the Contracts following the effective Service Transfer.  Notwithstanding anything to the contrary in this Agreement, both prior to and following a Service Transfer, any obligation that is specifically required of the “initial Servicer” shall remain an obligation of the initial Servicer, regardless of any termination or Service Transfer.

SECTION 7.6           Transfer of Collection Account.

Notwithstanding the provisions of Section 7.2, if an Event of Termination shall occur and be continuing, the replaced Servicer shall, after two days’ written notice from Credit Agreement Agent, or in any event within five days after the occurrence of the Event of Termination, promptly transfer all funds in the Collection Account to an Eligible Account not in the name of the replaced Servicer, which shall thereafter be deemed the Collection Account for the purposes hereof.  Upon a Service Transfer, the Collection Account shall be transferred to an Eligible Account as directed by the Successor Servicer.

ARTICLE VIII
INDEMNITIES; CERTAIN MATTERS RELATING TO THE SELLER AND THE
SERVICER

SECTION 8.1           Seller’s Indemnities.

The Seller will defend and indemnify Mortgage SPV, Credit Agreement Agent and any agents thereof against any and all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel and expenses of litigation of any third-party claims (i) arising out of or resulting from the origination of any Contract (including but not limited to truth in lending requirements) or the servicing of such Contract prior to its transfer to Mortgage SPV (but only to the extent such cost, expense, loss, damage, claim or liability is not provided for by the Seller repurchase of such Contract pursuant to Section 3.5) or (ii) arising out of or resulting from the use or ownership of any Manufactured Homes by the Seller or the Servicer or any Affiliate of either.  This Section 8.1 shall survive termination of this Agreement.

SECTION 8.2           Liabilities to Obligors.

No obligation or liability to any Obligor under any of the Contracts is intended to be assumed by Mortgage SPV under or as a result of this Agreement and the transactions contemplated hereby and, to the maximum extent permitted and valid under mandatory provisions of law, Mortgage SPV expressly disclaims such assumption.

SECTION 8.3           Tax Indemnification.

The Seller agrees to pay, and to indemnify, defend and hold harmless Mortgage SPV and Credit Agreement Agent from, any taxes which may at any time be asserted with respect to, and as of the date of, the transfer of the Transferred Property to Mortgage SPV, including, without limitation, any sales, gross receipts, general corporation, personal property, privilege or license taxes and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Seller, the Servicer, Credit Agreement Agent or Mortgage SPV under this Agreement or imposed against Mortgage SPV or otherwise.

SECTION 8.4           Servicer’s Indemnities.

The Servicer shall indemnify and hold harmless Mortgage SPV, Credit Agreement Agent and each of their officers, directors, agents and employees from and against any loss, liability, expense, damage or injury suffered or sustained by reason of such Servicer’s willful misfeasance, bad faith or negligence in the performance of its activities in servicing or administering the Contracts pursuant to this Agreement, including, but not limited to, any judgment, award, settlement, reasonable fees of counsel of its selection and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim related to the Servicer’s willful misfeasance, bad faith or negligence.  Any such indemnification shall not be payable from the assets of Mortgage SPV.  The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.  The provisions of this Section 8.4 shall survive termination of this Agreement.

SECTION 8.5           Operation of Indemnities.

Indemnification under this Agreement shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation.  If any indemnitor has made any indemnity payments to any indemnitee pursuant to this Agreement and such indemnitee thereafter collects any of such amounts from others, such indemnitee will repay such amounts collected to the applicable indemnitor, without interest.

SECTION 8.6           Liability of the Seller and the Servicer.

The Seller and the Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Seller or the Servicer, as the case may be, herein.

SECTION 8.7           Merger or Consolidation of, or Assumption of the Obligations of, the Seller or the Servicer.

Any Person into which the Seller or the Servicer may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller or the Servicer shall be a party, or any Person succeeding to the business of the Seller or the Servicer, shall be the successor of the Seller or the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that (i) the successor Servicer shall be  approved by Credit Agreement Agent and qualified to act as Servicer of the Contracts under applicable federal and state laws and regulations, and services not less than an aggregate of $50,000,000 in outstanding principal amount of manufactured housing conditional sales contracts and installment loan agreements (exclusive of the Transferred Property) and (ii) such merger, conversion or consolidation could not be reasonably expected to result in a material adverse change in (A) the business, financial condition, results of operations or properties of Servicer, on a consolidated basis with its subsidiaries, or (B) the ability of Servicer to perform any of its obligations hereunder, unless approved by Credit Agreement Agent.

SECTION 8.8           Limitation on Liability of Servicer.

(a)           Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to Mortgage SPV for any action taken or for refraining from the taking of any action by the Servicer in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this Section 8.8 shall not protect the Servicer or any such Person against any liability which would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties of the Servicer hereunder or by reason of its reckless disregard of its obligations and duties hereunder; provided, further, that this provision shall not be construed to entitle the Servicer to indemnity in the event that amounts advanced by the Servicer to retire any senior lien exceed Net Liquidation Proceeds realized with respect to the related Contract.  The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matter arising hereunder.  The Servicer and any director or officer or employee or agent of the Servicer shall be indemnified by Mortgage SPV and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement, other than any loss, liability or expense related to any specific Contract or Contracts (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) and any loss, liability or expense incurred by reason of its own willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder; and such amounts shall be payable only pursuant to Section 5.6(b)(vi) and only after all amounts then due and payable under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) have been paid to the Credit Agreement Agent.  The Servicer may undertake any such action which it may deem necessary or desirable in respect of this Agreement, and the rights and duties of the parties hereto and the interests of Mortgage SPV hereunder.  In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of Mortgage SPV, and the Servicer shall be entitled to be reimbursed therefor only after all amounts then due and payable under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) have been paid to the Credit Agreement Agent.  The Servicer’s right to indemnity or reimbursement pursuant to this Section 8.8 shall survive any resignation or termination of the Servicer with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination).  This Section 8.8 shall apply to the Servicer solely in its capacity as Servicer hereunder and in no other capacities.

(b)           Notwithstanding any provision to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the Successor Servicer is not assuming and shall not be liable or responsible for any liabilities, obligations, losses, damages or expenses (including reasonable attorneys’ fees) arising from or related to (i) any act or omission of any prior Servicer on or prior to the Service Transfer date; (ii) any act or omission of the Credit Agreement Agent, any prior Servicer or the Seller prior to, on or following the Service Transfer date, or (iii) any breach or default by any prior Servicer or the Seller of their respective duties, obligations, covenants, representations and warranties contained in this Agreement or in any related document or agreement, whether such breach or default occurs or occurred prior to, on or following the Service Transfer date.

SECTION 8.9           Servicer Not to Resign.

Subject to the provisions of Section 8.7, the Servicer shall not resign from the obligations and duties hereby imposed on it except (i) upon determination that the performance of its obligations or duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it or its subsidiaries or Affiliates, the other activities of the Servicer so causing such a conflict being of a type and nature carried on by the Servicer or its subsidiaries or Affiliates at the date of this Agreement, or (ii) if the Servicer has proposed a successor servicer to Mortgage SPV and Credit Agreement Agent in writing and such proposed successor servicer is reasonably acceptable to Mortgage SPV and Credit Agreement Agent; provided, however, that no such resignation by the Servicer shall become effective until such successor servicer shall have assumed the Servicer’s responsibilities and obligations hereunder or Mortgage SPV and Credit Agreement Agent shall have designated a successor servicer in accordance with Section 7.2.  Any such resignation shall not relieve the Servicer of responsibility for any provision hereof that is specified as surviving the resignation or termination of the Servicer or the termination of this Agreement.  Any such determination permitting the resignation of the Servicer pursuant to clause (i) above shall be evidenced by an opinion of counsel to Servicer, acceptable to Credit Agreement Agent and Mortgage SPV, to such effect delivered to Credit Agreement Agent and Mortgage SPV.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1           Servicer Not to Assign Duties or Resign; Delegation of Servicing Functions.

The Servicer may not sell or assign its rights and duties as Servicer, except as expressly provided for herein; provided that the Servicer may pledge or assign the right to receive all or any portion of the Monthly Servicing Fee payable to it to Credit Agreement Agent.

SECTION 9.2           Termination.

(a)           This Agreement shall terminate on the earlier of (a) the date on which all Obligations under the Credit Agreement have been paid in full and (b) the date on which the Pool Principal Balance is reduced to zero and all amounts payable to Mortgage SPV on such date have been distributed to Mortgage SPV; provided that the Servicer’s and the Seller’s representations and warranties and indemnities by the Seller and the Servicer shall survive termination.

SECTION 9.3           Assignment or Delegation by Seller.

Except as specifically authorized hereunder, and except for its obligations as Servicer which are dealt with under Article V and Article VII, the Seller may not convey and assign or delegate any of its rights or obligations hereunder absent the prior written consent of Mortgage SPV and Credit Agreement Agent, and any attempt to do so without such consent shall be void.

Notwithstanding the foregoing, any person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.  The Seller shall promptly notify Mortgage SPV and Credit Agreement Agent of any such merger to which it is a party.

SECTION 9.4           Amendment.

This Agreement may be amended from time to time in a writing signed by both CPM and Mortgage SPV and consented to in writing by Credit Agreement Agent.  No consent to the departure from any terms hereof, or waiver of any such terms, shall be valid unless made in a writing signed by the party from whom such consent or waiver is sought and Credit Agreement Agent.

SECTION 9.5           Notices.

All communications and notices pursuant hereto to Mortgage SPV, the Servicer or the Seller shall be in writing and delivered or mailed to it at the appropriate following address:

If to Mortgage SPV, to it at:

15303 Dallas Parkway, Suite 900
Addison, Texas, 75001
(972) 764-9200

If to the Seller or the Servicer, to it at:

15303 Dallas Parkway, Suite 900
Addison, Texas, 75001
(972) 764-9200

If to Credit Agreement Agent, to it at:

Virgo Service Company LLC
677 Madison Avenue, 11th Floor
New York, New York 10065

or at such other address as the party may designate by notice to the other parties hereto, which notice shall be effective when received.

SECTION 9.6           Merger and Integration.

Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.  This Agreement may not be modified, amended, waived or supplemented except as provided herein.

SECTION 9.7           Headings.

The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 9.8           Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 9.9           Recordation of Agreement.

This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Contracts are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by Mortgage SPV or Credit Agreement Agent upon its election.

SECTION 9.10        Severability of Provisions.

If anyone or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 9.11        Third-Party Beneficiaries.

This Agreement will inure to the benefit of and be binding upon the parties hereto and Credit Agreement Agent, and each of their respective successors and permitted assigns.  Except as otherwise provided in this Agreement, no other person will have any right or obligation hereunder.

SECTION 9.12        Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 9.13        Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 9.14        Right of Credit Agreement Agent to Exercise Rights of Mortgage SPV.

Notwithstanding anything to the contrary in this Agreement, Mortgage SPV agrees that Credit Agreement Agent shall have the right to exercise all rights of Mortgage SPV as specified under this Agreement.

[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers all as of the day and year first above written.

COUNTRYPLACE MORTGAGE
HOLDINGS, LLC, as Mortgage SPV

By	/s/ Larry Keener
Name: Larry Keener
Title: Vice President

COUNTRYPLACE MORTGAGE, LTD.  as
Seller and as Servicer
By: COUNTRYPLACE ACCEPTANCE
GP, LLC, as General Partner
By: COUNTRYPLACE ACCEPTANCE
CORPORATION, as Sole Member

By	/s/ Larry Keener
Name: Larry Keener
Title: Vice President

VIRGO SERVICE COMPANY LLC, as
Credit Agreement Agent

By	/s/ Jesse C. Watson
Name: Jesse C. Watson
Title: Managing Member

Exhibit A
to Mortgage Sale, Contribution and Servicing Agreement

FORM OF BILL OF SALE AND ASSIGNMENT

In accordance with that certain Sale, Contribution and Servicing Agreement, dated as of January 29, 2010 (as amended, restated, supplemented or modified from time to time in accordance with the provisions thereof, the “Agreement”), among CountryPlace Mortgage, Ltd., a Texas limited partnership (“CPM”), as the seller and the servicer, CountryPlace Mortgage Holdings, LLC, a Delaware limited liability company (“Mortgage SPV”), and Virgo Service Company LLC, a Delaware limited liability company, as administrative agent and as collateral agent under the Credit Agreement defined therein, the Seller hereby transfers, assigns, delivers, sells, contributes sets over and otherwise conveys to Mortgage SPV all of Seller’s right, title and interest in and to the following, whether now existing or hereafter acquired and wherever located: (1) each Contract listed in Schedule 1 attached hereto and any related Mortgage, including without limitation all right, title and interest in and to the Collateral Security, including without limitation all rights to receive payments on or with respect to the Contracts, (2) every Hazard Insurance Policy relating to a Manufactured Home securing a Contract for the benefit of the creditor of such Contract, (3) the proceeds from the Errors and Omissions Protection Policy and all rights under any blanket hazard insurance policy to the extent they relate to the Manufactured Homes, (4) all documents contained in the Contract Files and the Land-and-Home Contract Files, (5) the Collection Account and all money, funds or investment property held therein, and (6) all proceeds and products of or in any way derived from any of the foregoing.  Capitalized terms used herein but not defined herein have the meanings assigned to them in the Agreement.

[Each Contract listed in Schedule 1 attached hereto constitutes an Eligible Substitute Contract.]1

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale and Assignment to be duly executed this [__________].

COUNTRYPLACE MORTGAGE, LTD. as Seller and as Servicer
By: COUNTRYPLACE ACCEPTANCE GP, LLC, as General Partner
By: COUNTRYPLACE ACCEPTANCE CORP., as Sole Member

By
Name:
Title:

COUNTRYPLACE MORTGAGE
HOLDINGS, LLC, as Mortgage SPV

1 Include bracketed text in Bill of Sale and Assignment to be delivered pursuant to Section 3.5(b) of the Agreement.

By
Name:
Title:

Schedule 1
to Bill of Sale and Assignment

CONTRACTS

[see attached]

Schedule 1
to Mortgage Sale, Contribution and Servicing Agreement

LIST OF CONTRACTS

[see attached]

1

Schedule 2
to Mortgage Sale, Contribution and Servicing Agreement

POOL STRATIFICATION

[see attached]

1

Schedule 3
to Mortgage Sale, Contribution and Servicing Agreement

SPECIFIED CONTRACTS

ACCOUNT NUMBER

20070102127280
20080402130388
20050701916789
20070702125303
20071002126116
20080302129895
20070102127298
20071002126009
20080502130866
20070602127152
20070502120991
20070702124694
20071202128805
20040301395409
20040501610433
20070502098271
20070902123264
20070402127724
20070802120526

1

Schedule 4
to Mortgage Sale, Contribution and Servicing Agreement

SECOND LIEN MORTGAGES

ACCOUNT NUMBER

20070102127298
20090402153280
20090502153916

1